Exhibit 3


                            AMENDMENTS TO BY-LAWS

                                      OF

                          HIGHLANDS BANKSHARES, INC.


       Highlands Bankshares, Inc. ("Corporation"), a corporation organized and existing under the laws of the State of West Virginia, pursuant to West Virginia Code Section 31-1-17 and the By-laws of the Corporation, hereby adopts, effective December 9, 1997 the following Amendments to the By-laws of the Corporation which, together with the original By-laws not amended herein, shall govern the management and operation of the Corporation's business and the regulation of its affairs, to the extent consistent with the Corporation's Articles of Incorporation, as amended, and applicable law:

       1. Section 5 under Article I entitled "Stockholders" shall be amended to state as follows:

           "Section  5.  ANNUAL   ELECTION  OF  DIRECTORS.   The
             annual meeting of the stockholders for the election of directors and the transaction of other business, shall be held at the office of the corporation at 3 North Main Street, in the City of Petersburg, County of Grant, State of West Virginia, or at such other place as may be designated by the President, on the second Tuesday of April of each year after December 9, 1997."

       2. A new section, Section 9, shall be added under Article II entitled "Directors," after Section 8 therein, and shall state as follows:

            "Section  9.  NUMBER.  The board of  directors  shall
             consist of not less than five nor more than eight directors, the exact number within such minimum and maximum to be fixed by the board of directors or the stockholders."

       3. Section 2 under Article IV entitled "Resignations, Filling of Vacancies, Removal of Directors" shall be amended to state as follows:

             "Section 2. FILLING OF VACANCIES. If the office of any director, member of a committee, or other office becomes vacant, the directors in office, except as otherwise provided by law, may appoint any qualified person to fill such vacancy, who shall hold office until the next annual meeting of stockholders for the election of directors, and until a successor shall have been elected and have qualified."


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       The  foregoing  amendments  were  approved by the unanimous vote of the board of directors of the corporation at the board's meeting held on December 9, 1997, the substance of the amendments having been stated in the notice of such meeting.

       Except to the extent amended above, the By-laws of the Corporation are hereby reaffirmed, republished and restated as if fully set forth herein.

       NOW THEREFORE,  THESE  AMENDMENTS TO BY-LAWS are now signed by  Leslie
A.  Barr,   President,   and   Clarence   E.   Porter, Secretary/Treasurer,
of Highlands Bankshares, Inc., a corporation organized and existing under the laws of the State of West Virginia, under the corporate seal of the
Corporation  hereto affixed   and    attested   by    Clarence    E.    Porter,
its Secretary/Treasurer.

DATE:         DECEMBER 8,         , 1997

                                       HIGHLANDS BANKSHARES, INC.


                                 By:   LESLIA A. BARR
                                       LESLIE A. BARR, President


                                 By:   CLARENCE E. PORTER
                                       CLARENCE E. PORTER,
Secretary/Treasurer
46694/1/110899